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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Phoenix Footwear Group, Inc. on Form S-2 of our report dated October 23, 2003 relating to the financial statements of Royal Robbins, Inc. as of and for the year ended May 31, 2003 (which report expresses an unqualified opinion and contains an explanatory paragraph referring to the transfer of the tactical clothing line and agreement signed by the Royal Robbins, Inc. Stockholders to sell their common stock), appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

Fresno, California
March 31, 2004